WhiteKnight
SST, Inc

White Knight SST, Inc. is a unique crisis management consulting firm

MANAGEMENT AND FINANCE AGREEMENT

THIS MANAGEMENT AND FINANCE AGREEMENT (the "Agreement") is made between WhiteKnight Strategies, Inc., a Florida Corporation located at 10150 Highland Manor Drive, Suite 236, Tampa, Florida 33610 ("WhiteKnight") and PowerCerv Corp. 400 North Ashley Street, Tampa, Florida 33602 ("Client").

WHEREAS WhiteKnight provides consulting and management expertise as well as debt and equity capital in conjunction with business turnarounds, reorganizations and restructurings, bankruptcies, and mergers and acquisitions, and

WHEREAS The Client desires to avail itself of the expertise, resources, and finances of WhiteKnight;

IT IS THEREFORE AGREED that the Client engages WhiteKnight according to the terms and conditions of this Agreement.

1. WhiteKnight will conduct an analysis of the Client's core competencies and develop and implement a business plan designed to maximize the identified values.
2. WhiteKnight agrees to make available ~~[illegible]~~ $250,000 in debt or equity capital. For the purposes of this Agreement, the parties acknowledge the closing "bid" price of PowerCerv's common stock as of the date of this Agreement is $0.06 per share. However, WhiteKnight may convert a portion or all of the $250,000 into a maximum of 50% of the total issued and outstanding shares of PowerCerv.
3. Any cash available from or through PowerCerv (not including the $250,000 provided by WhiteKnight) may be distributed to the common and preferred PowerCerv shareholders on the basis of 10% and 90%, respectively. However, such cash disbursements can only made after all PowerCerv liabilities have been satisfied. The preferred stock of PowerCerv will remain outstanding or shall be converted into shares of common stock pursuant to the terms of the preferred stock.
4. Roy Crippen shall resign as a director of PowerCerv. Marc Fratello and Jack McMullen shall continue as directors and John Stanton and Mark Clancy shall be elected as PowerCerv directors. John Stanton shall thereafter serve as the Chairman of the Board and the Chief Executive Officer. John Stanton may thereafter select an interim Chief Financial Officer. The directors shall receive no cash compensation. The PowerCerv Board shall remain with the above named four individuals until such time as a liquidity event occurs.

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5. The Agreement shall become effective when John Stanton and Mark Clancy are installed as members of the PowerCerv Board of Directors.

EXECUTED this 24th date of December 2003 between WhiteKnight and PowerCerv by the persons whose name appears below.

WhiteKnight Strategies, Inc.

by Chairman of the Board John Stanton

PowerCerv Corporation

by: CHAIRMAN